Exhibit 99.1

Velocity Express Strengthens Balance Sheet and Confirms

Positive EBITDA for its June Quarter

WESTPORT, Conn. July 12, 2007 – Velocity Express Corporation (NASDAQ: VEXP—News), the nation’s largest provider of time definite regional delivery solutions, announced the following initiatives which significantly strengthen the Company’s financial position in advance of announcing positive EBITDA for the quarter ending June 30, 2007:

•	Velocity management and key advisors have entered into binding agreements to purchase 1 million shares at a purchase price of $1.10 per share and closed a majority of the purchases.
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Holders of the 12% Senior Secured Notes due 2010 have consented to reduce the minimum cash covenant from $7.5 million to $4 million through March 2008, subject to closing conditions. The lower minimum cash covenant will become permanent when Velocity achieves an average of $2.5 million of EBITDA for the September 2007, December 2007 and March 2008 quarters.

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Holders of the Notes have consented to permit the possible divestiture of a small, non-strategic division which accounted for approximately $5 million in sales in fiscal 2007, without requiring that Velocity repay a portion of the Notes or permanently reduce availability under its credit agreement.

•	As a condition for these consents, the Company raised $3 million from the exercise of existing warrants and increased the interest rate on the Notes by 100 basis points.

Velocity Express Chairman and CEO, Vince Wasik stated, “With much of the integration behind us, Velocity is poised to announce positive EBITDA for the June quarter with further improvements in working capital. As a result, we closed the June quarter in compliance with the original cash covenant and with growing cash flow. The additional liquidity provided by the receipt of this consent plus $3 million from existing investors, coupled with positive EBITDA, significantly improves our financial position, reflects the confidence of our stakeholders and puts Velocity on very strong footing to drive value going forward.”

The modifications to the indenture relating to the Notes will be effective when the Company and the trustee enter into a supplemental indenture. The possible sale of the non-strategic operation is currently under negotiation and will be subject to customary closing conditions.

About Velocity Express

Velocity Express has one of the largest time definite nationwide delivery networks, providing a national footprint for customers desiring same day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system that enables customers to view the status of any package via a flexible web reporting system.

Forward Looking Statements

Certain statements in this press release, and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance that are not historical facts, as well as management’s expectations, beliefs, plans, objectives, assumptions and projections about future events or future performance, are forward looking statements within the meaning of these laws. Forward-looking statements include statements that are preceded by, followed by, or include words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of the Company’s management, which in turn are based on currently available information. These assumptions could prove inaccurate. Forward-looking statements are also affected by known and unknown risks that may cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the Company to control or predict. Such factors include, but are not limited to, the following: we may never achieve or sustain profitability; we may not be successful in integrating CD&L and may fail to achieve the expected cost savings from the CD&L acquisition, including due to the challenges of combining the two companies, reducing overlapping functions, retaining key employees and other related risks; we may be unable to fund our future capital needs, and we may need funds sooner than anticipated; our large customers could reduce or discontinue using our services; we may be unable to successfully compete in our markets; we could be exposed to litigation stemming from the accidents or other activities of our drivers; we could be required to pay withholding taxes and extend employee benefits to our independent contractors; we may not be able to satisfy the financial covenants contained in our credit agreement and indenture; risk relating to maintaining the financing under our credit agreement; we have a substantial amount of debt and preferred stock outstanding, and our ability to operate and financial flexibility is limited by the agreements governing our debt and preferred stock; we may be required to redeem our debt at a time when we do not have the proceeds to do so; our stock price is subject to fluctuation and volatility; future issuances, or the perception of future issuances, of our common stock may depress the price of the shares of our common stock; the issuance of additional equity securities could trigger the anti-dilution provisions of our outstanding preferred stock and warrants; and the risk of delisting from Nasdaq given that on June 29, 2007 we received notice of our noncompliance with the Nasdaq continued listing requirement that our common stock have a minimum bid price of $1.00 per share; the related risk that possible adverse publicity from this notification could have a material adverse effect on the price of our Common Stock, our business and our ability to raise capital in the future until we regain compliance; the possible divestiture of the non-strategic division may not occur and the other risks identified in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as well as in the other documents that the Company files from time to time with the Securities and Exchange Commission. Management believes that the forward-looking statements contained in this release are reasonable; however, undue reliance should not be placed on any forward-looking statements contained herein, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to publicly update any of them in light of new information or future events.

Contact:

Velocity Express Corporation

Edward W. (Ted) Stone,

203-349-4199

tstone@velocityexp.com

or

Institutional Marketing Services (IMS)

John G. Nesbett

203-972-9200

jnesbett@institutionalms.com